Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS INC. APPOINTS MICROSOFT AND AKAMAI

EXECUTIVES TO BOARD OF DIRECTORS

Orlando Ayala and Paul Sagan Join Digitas Inc. Board

BOSTON, July 25, 2006—Digitas Inc. (Nasdaq: DTAS) today announced the appointments of Orlando Ayala, a Microsoft Corp. senior vice president, and Paul Sagan, president and CEO of Akamai Technologies, Inc., to the company’s Board of Directors. The appointments raise the board’s composition to eight individuals, of whom seven are classified as independent directors.

About the appointments David W. Kenny, chairman and chief executive officer, Digitas Inc. said: “I am very excited about accessing Orlando’s knowledge of Internet technology, as well as his connection to the small and mid-sized business customers that so many of our clients are trying to reach. Paul’s deep experience at the intersection of media and technology will also be invaluable to us as we scale. Orlando and Paul also share our vision, values, and passion and will contribute to the Board’s work on behalf of shareholders.”

Mr. Ayala, 49, is senior vice president and head of the Emerging Segments Market Development Group at Microsoft Corp. In his last role, as the senior vice president of the Small, Medium Services and Partner group (SMS&P), he led Microsoft’s strategic focus on the rapidly-growing market of small and medium businesses, as well as the extensive channel of sales and services partners. Simultaneously, he agreed to take on a unique dual role in Microsoft by serving as the Chief Operating Officer of Microsoft Dynamics, where he was responsible for driving a consistent marketing and services strategy for Microsoft’s then-nascent business solutions division.

Ayala joined Microsoft in 1991 as senior director of the Latin America Region, growing the region from four to nine subsidiaries with a 90 percent revenue increase over four years. He later held roles as senior vice president for the South Pacific and Americas region (SPAR) and group vice president of the worldwide sales, marketing and services group. Before joining Microsoft, Ayala spent 10 years with NCR Corp., where he held international assignments including that of sales director for NCR Mexico. From 1985 to 1988, he was a product and sales manager at NCR’s headquarters in Dayton, Ohio, where he was responsible for NCR’s UNIX product line in Africa, Latin America and the Middle East.

Mr. Sagan, 47, joined Akamai, the leading global service provider for accelerating content and business processes online, in 1998 when the company was formed, becoming one of the first Internet professionals on the founding team. He served initially as Chief Operating Officer and then as President of the company. He was elected to its Board of Directors in January 2005, and he became CEO, in addition to being the company’s President, in April 2005.

Previously, Sagan served as senior advisor to the World Economic Forum from 1997 to 1998, consulting to the Geneva-based organization on information technology for the world’s 1,000 foremost multinational corporations.

A three-time Emmy Award winner, Sagan’s career began in broadcast television news. He joined WCBS-TV in 1981 as news writer and was named news director in 1987 at age 28, the youngest person to hold the position in the network’s history. Sagan joined Time Warner in 1991 to design and launch NY 1 News, the New York City-based cable news network. In 1995, Sagan was named president and editor of new media at Time Inc., a division of Time Warner, and worked in that role until 1997. He was a founder of Road Runner, the world’s first broadband cable modem service, and Pathfinder, one of the Web properties that pioneered Internet advertising.

Sagan is a trustee of Northwestern University. He is a director of Maven Networks, which provides a software platform that enables media companies, content providers, and brand marketers to produce and distribute compelling broadband video programming, and Experience Inc., which provides online career services to millions of students and alumni of the world’s top colleges and universities.

Arthur Kern, lead independent director of the Digitas Inc. board of directors, added, “We are thrilled to welcome two directors of Paul and Orlando’s caliber. We expect that their contributions to our board will be invaluable.”

About Digitas Inc.

The agencies of Digitas Inc. (Nasdaq: DTAS) help blue-chip global brands develop, engage and profit from their customers through digital, direct and indirect relationships. Driving accountable and measurable relationship engines, the agencies are known for combining art (creativity and customer insight) with science (analytics, measurement and strategy) across digital and direct media. Founded in 1980, Digitas Inc. is headquartered in Boston. The Digitas agency has locations in Boston, Chicago, Detroit and New York. The Medical Broadcasting Company is located in Philadelphia. The Modem Media agency has locations in Atlanta, London, Norwalk, and San Francisco.

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